Exhibit 23.2

CONSENT OF JOHN BURNS REAL ESTATE CONSULTING, LLC

We hereby consent to the use of our name in the Registration Statement on Form S-11 (together with any amendments or supplements thereto, the “Registration Statement”), to be filed by American Residential Properties, Inc., a Maryland corporation (the “Company”), to the references to the John Burns Real Estate Consulting, LLC market study prepared for the Company wherever appearing in the Registration Statement, including, but not limited to the references to our company under the headings “Prospectus Summary,” “Industry Overview and Market Opportunity,” “Our Business and Investments” and “Experts” in the Registration Statement, and, if applicable, the attachment of such market study as an exhibit to the Registration Statement.

Dated: March 20, 2013

JOHN BURNS REAL ESTATE CONSULTING, LLC

By	/s/ Don Walker
Name:	Don Walker
Title:	President